Exhibit 99.1

ZS Pharma Reports First Quarter 2015 Financial Results and Provides ZS-9 Program Update

Redwood City, Calif. – May 11, 2015 – ZS Pharma, Inc. (Nasdaq: ZSPH), a biopharmaceutical company focused on the development and commercialization of highly selective, non-absorbed drugs to treat renal, cardiovascular, liver and metabolic disorders, today provided a program update on ZS-9 (sodium zirconium cyclosilicate), the Company’s investigational treatment for hyperkalemia, and reported its financial results for the first quarter ended March 31, 2015.

“We remain on track to submit our NDA this quarter and our MAA in the second half of 2015 and we look forward to achieving those two important milestones,” said Robert Alexander, Ph.D., chief executive officer of ZS Pharma. “With the additional capital we raised in March, we are well positioned to execute on our goal of developing, and potentially gaining approval of, ZS-9 for the treatment of hyperkalemia.”

Recent Highlights

•	In March 2015, issued approximately 4 million shares of common stock in an underwritten secondary offering. Net proceeds from the offering were $173.6 million after underwriting discounts and offering expenses. Cash, cash equivalents and short-term investments were $259.6 million at March 31, 2015, compared to $102.3 million at December 31, 2014. Shares outstanding as of March 31, 2015 were 24.9 million;

•	Continued to treat patients in two long-term clinical trials, which are designed to evaluate long-term safety of ZS-9 and its ability to restore and maintain normal serum potassium levels in patients with hyperkalemia;

•	Published clinical trial results in a peer-reviewed New England Journal of Medicine (NEJM) letter to the Editor titled “Sodium Zirconium Cyclosilicate for Urgent Therapy of Severe Hyperkalemia” highlighting previously unreleased data from a combined analysis of two Phase 3 randomized clinical trials, HARMONIZE (ZS004) and ZS003, in patients with severe hyperkalemia;

•	Published clinical trial results in the journal Kidney International titled “A phase 2 study on the treatment of hyperkalemia in patients with chronic kidney disease suggests that the selective potassium trap, ZS-9, is safe and efficient” summarizing Phase 2 ZS-9 data in which ZS-9 demonstrated clinically significant and dose-dependent reductions in serum potassium as well as a dose dependent increase in serum bicarbonate; and

•	Presented multiple poster presentations from HARMONIZE (ZS004) and ZS003, two Phase 3 clinical trials of ZS-9, at the National Kidney Foundation Spring Clinical Meetings.

Upcoming 2015 Milestones

•	File the ZS-9 New Drug Application (NDA) with the Food and Drug Administration (FDA) in the second quarter of 2015;

•	File the ZS-9 Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in the second half of 2015; and

•	Present ZS-9 clinical data at various medical meetings in the next several months including, but not limited to, the American Society of Hypertension, the Heart Failure Association of the ESC (European Society of Cardiology) and the European Renal Association-European Dialysis and Transplant Association.

First Quarter 2015 Financial Results

•	Research and development expenses for the quarter ended March 31, 2015 were $15.3 million, compared with research and development expenses of $6.9 million for the same period in 2014. The increase in research and development expenses was primarily due to increased personnel costs and costs associated with preparing the ZS-9 NDA; costs associated with the Company’s ongoing long-term safety studies ZS005 and ZS004e; increased spend in medical education programs; and costs attributed to manufacturing scale-up.

•	General and administrative expenses for the quarter ended March 31, 2015, were $6.4 million compared with general and administrative expenses of $2.4 million for the same period in 2014. The increase in general and administrative expenses was primarily due to an increase in compensation, professional fees and other expenses to support the Company’s continued expansion of operations in preparation for commercial launch of ZS-9, if approved, including increased spend associated with the increased complexities of operating as a public company.

•	ZS Pharma reported net loss attributable to common shareholders of $21.9 million, or $1.05 per diluted share, for the quarter ended March 31, 2015, compared with a net loss attributable to common shareholders of $10.7 million, or $6.60 per diluted share, for the same period in 2014.

•	At March 31, 2015, cash, cash equivalents and short-term investments totaled $259.6 million.

About ZS Pharma

ZS Pharma is a publicly traded (Nasdaq: ZSPH), biopharmaceutical company with offices in

Redwood City, California and Coppell, Texas. ZS Pharma’s lead therapeutic candidate, ZS-9 (sodium zirconium cyclosilicate), is an investigational treatment for hyperkalemia that is being evaluated in late-stage clinical trials to demonstrate its ability to safely and effectively remove excess potassium from the blood and maintain normal potassium levels. ZS Pharma is also pursuing the discovery of additional drug candidates that utilize its novel selective ion-trap technology for the treatment of kidney and liver diseases. Additional information about ZS Pharma is available at www.zspharma.com.

Forward-Looking Statements

ZS Pharma cautions you that this press release contains forward-looking statements that involve risks and uncertainties. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about: our expectations regarding the timing of submitting an NDA to the FDA and MAA to the EMA and the likelihood of regulatory approval of ZS-9, our expectations regarding our ability to successfully commercialize ZS-9, if approved, estimates of our expenses, future revenue, capital requirements and needs for additional financing, our ability to produce ZS-9 in commercial quantities in higher capacity reactors, the initiation, timing, progress and results of future nonclinical studies, clinical trials and research and development programs, and our financial performance. Any forward looking statements in this press release are based on management’s current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this press release may turn out to be inaccurate. Factors that may cause actual results to differ materially from these expectations include, among other things, those listed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is available on the SEC’s website (http://www.sec.gov) and on ZS Pharma’s website (http://www.zspharma.com) under the heading “Investors”. All forward-looking statements are qualified in their entirety by this cautionary statement and speak only as of the date of this press release. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks described in the reports we will file from time to time with the SEC after the date of this press release.

ZS Pharma Contacts

Adam Tomasi (Investors)	Denise Powell (Media)
ZS Pharma	Red House Consulting
650.458.4100	510.703.9491
atomasi@zspharma.com	denise@redhousecomms.com

Source: ZS Pharma

ZS Pharma, Inc.

Condensed Statements of Operations

(Unaudited)

(In Thousands, Except for Share and per Share Amounts)

	Three Months Ended March 31 2015	Three Months Ended March 31 2014
Costs and expenses:
Research and development	$15,317	$6,854
General and administrative	6,404	2,422

	21,721	9,276

Loss from operations	(21,721)	(9,276)
Other (income) expense:
Interest/other income	(50)	(9)
Interest expense	275	3
Expense to mark warrants to market	—	1,297

Net loss	(21,946)	(10,567)
Preferred stock accretion	—	(181)

Net loss attributable to common shareholders	$(21,946)	$(10,748)

Net loss per share attributable to common shareholders, basic and diluted	$(1.05)	$(6.60)

Weighted-average common shares used to compute net loss per share attributable to common shareholders, basic and diluted	20,990,235	1,628,997

ZS Pharma, Inc.

Condensed Balance Sheet Data

(In Thousands)

	March 31 2015	December 31 2014

Cash, cash equivalents and short-term investments	$259,615	$102,280

Working capital	$248,006	$94,117

Total assets	$273,451	$116,162

Accumulated deficit	$(136,224)	$(114,278)

Total shareholders’ equity	$250,899	$96,772